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Contact:    Robert Bleckman, Director of Investor Relations
            (818) 902-4397, robertb@genesisintermedia.com



          GENESISINTERMEDIA.COM MAKES OFFER TO ACQUIRE FASHIONMALL.COM

LOS ANGELES, CALIFORNIA - DECEMBER 29, 2000-- GenesisIntermedia.com, Inc. (NASDAQ: GENI) (Frankfurt: GIA) announced that it is filing a Schedule 13D with the Securities and Exchange Commission, disclosing that it has acquired, through various open market transactions, a 7% interest in the common stock of Fashionmall.com (NASDAQ: FASH).

Furthermore, GENI has sent an offer, in the form of a letter sent to the management and Board of Directors of Fashionmall.com, providing for the acquisition of all of FASH’s remaining shares outstanding in a transaction valued at $7 per FASH share, or at a premium of 170% over $2.59375 per share, yesterday’s closing price of FASH’s common stock. The GENI offer also exceeds by 100% an unsolicited offer disclosed yesterday to Fashionmall.com’s management of $3.50 per share. Under the GENI proposal, shareholders of Fashionmall.com would receive for each share of FASH (a) $2 in cash and (b).29 shares of GENI common stock. Yesterday's closing price of GENI's common stock was 17.375, with a market capitalization of $112m.

The merger of Fashionmall.com with Centerlinq would create one of the highest-traffic, most innovative interactive shopping and advertising venues in the US. Citing a high degree of synergy between Fashionmall.com and Centerlinq, GENI's CEO Ramy El-Batrawi stated : We have an opportunity to significantly strengthen  the  value  of both  businesses.  We will  accomplish  this  through bringing together the talent, as well as the sales, marketing and software development resources of both Fashionmall and Centerlinq. Combined Centerlinq/Fashionmall traffic will deliver more value and impressions to our partners, advertisers and shopping mall developers. The merging of Centerlinq and Fashionmall will create one of the largest networks to serve both the brick and mortar world and the Internet. We will also enjoy numerous opportunities to cross-promote Fashionmall partners to Centerlinq members and shoppers in a growing number of malls, and Centerlinq advertisers to Fashionmall users on their home PCs. The offer is the first step in this plan, which will create substantial value for both GENI and FASH shareholders.

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About Centerlinq

Centerlinq is a rapidly expanding network that's accessible via the World Wide Web and through public access touch-screen Internet kiosks in shopping malls. Currently reaching more than 35,000,000 consumers per month, Centerlinq attracts a diverse audience with one of the largest loyalty shopping programs in the U.S., providing coupons, directories and quick-touch access to high-profile national advertising partners. The kiosks also provide information regarding the preferences and interests of the consumers who utilize them, enabling businesses to successfully target consumers likely to purchase their products and services in the future.

Centerlinq was honored by Microsoft Corp. (NASDAQ: MSFT) with the 2000 Retail Application Developer "RAD" award for "Best Retail Headquarters Application" in the category of Core Retail Marketing, its second such honor within three years.

About GenesisIntermedia.com.

GenesisIntermedia.com.(GENI) is involved in several business lines revolving around the marketing and advertising of consumer goods and services. The Company's main business lines are (a) direct sales and marketing of consumer products, (b) interactive advertising and data mining in retail malls under the Centerlinq brand, and (c) car rentals for the replacement market under the Car Rental Direct brand. The Company strives to create a portfolio of complementary business activities that build on the Company's traditional strengths in marketing consumer goods and services. GenesisIntermedia.com markets through several channels including television, print, radio, telemarketing and retail outlets. The Company believes that significant opportunities exist to build new platforms around e-commerce activities. As such, the Company has recently dedicated significant financial and human resources to develop and commercialize its Centerlinq product.

This document contains certain forward-looking statements that are subject to risks and uncertainties. For such statements, GenesisIntermedia.com claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors discussed in GenesisIntermedia.com's Form 10(k) filed with the Securities and Exchange Commission.
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